UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 19, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(206) 504-7278

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 19, 2016 TapImmune Inc. (the “Company”) exercised its option agreement with Mayo Foundation for Medical Education and Research (“Mayo Foundation”) and entered into a license and assignment agreement (the “Agreement”) with Mayo Foundation. Mayo Foundation has granted the Company an exclusive worldwide license to a proprietary HER2Neu vaccine technology.

The Mayo Foundation granted this license in exchange for an initial upfront payment of $300,000, which will be made by June 3, 2016. Upon the payment of the initial upfront payment, the Mayo Foundation assigned to us IND # 14749, and we assumed all responsibility and liability for this investigative new drug application. In addition to the initial upfront payment, we are to pay an annual license maintenance fee, milestone fees and royalty fees (which will be subject to a minimum annual royalty fee once royalty fees are due).

The Mayo Foundation granted us a license (with a right to sublicense) on a worldwide basis to make, sell and use products for therapeutic use against breast, ovarian, lung and any other cancers that overexpress Her2/Neu antigens. This license is an exclusive license for products that are based on the intellectual property and non-exclusive for products that are based on Mayo Foundation Know–How and materials. The intellectual property that is being licensed includes (i) U.S. Provisional Patent Application Number 60/984,646; (ii) PCT/US2008/081799; and (iii) U.S. Non-Provisional Patent Application Numbers 12/740,562 and 14/480,365, divisionals, continuations and continuations in part.

Under the Agreement, and subject to certain exceptions, the Company is responsible for, among other things, developing the technology under the Patent Rights to bring Licensed Products (as defined in the Agreement) to market and costs of filing, prosecution and maintenance of the Patent Rights. Mayo Foundation has sole control over the protection, defense, enforcement, maintenance abandonment and other handling of the Know-How (as defined in the Agreement) and Materials (as defined in the Agreement).

The Company has agreed to indemnify and hold Mayo Foundation harmless from any damages caused as a result of (i) the practice or exercise of any rights and assignments granted by the Agreement by or on behalf of us or any sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; (iii) our or any sublicensee’s act or omission, including negligence or willful misconduct; and (iv) third party suits for patent infringement.

The term of this Agreement runs from May 4, 2016 until the date of our last obligation to make payments under the Agreement, provided that the Mayo Foundation may terminate the Agreement if, among other matters, (i) 30 days after providing us with notice of a material breach of this agreement, the Company fails to cure such breach, (ii) 90 days after providing the Company with written notice, the Company fails to meet either of the following diligence events (a) initiate a Phase II clinical trial for a Licensed Product prior to the 2nd anniversary of the Agreement and, once initiated, keep current on all of our Phase II funding obligations and (b) initiate a Phase IIB or III clinical trial for a Licensed Product prior to the 5th anniversary of the Agreement, (iii) the Company fails to make a sale of a Licensed Product by May 4, 2026, and (iv) the Company ceases to conduct business in the normal event of operations or become insolvent or bankrupt. The Company may voluntarily terminate the Agreement at any time upon written notice to Mayo Foundation.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. We will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: May 25 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chairman and CEO